The Traveler Series Trust
Capital Appreciation Fund
High Yield Bond Trust
Managed Assets Trust
Money Market Portfolio

March 8, 2006

Alfred Fichera
KPMG LLP
345 Park Avenue
New York, NY 10154

Dear Mr. Fichera:

In response to KPMG LLP's resignation as the principal accountants for The Traveler Series Trust, Capital Appreciation Fund, High Yield Bond Trust, Managed Assets Trust and Money Market Portfolio (the "Funds"), effective June 30, 2005 and in accordance with the requirements of Item 304 of Regulation S-K, please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating your agreement with the following:

KPMG LLP was previously the principal accountants for The Travelers Series Trust, Capital Appreciation Fund, High Yield Bond Trust, Managed Assets Trus
and Money Market Portfolio (the "Funds"	).  On June 30, 2005, that firm
resigned and Deloitte & Touche LLP was engaged as principal accountants.
The decision to change accountants was approved by the Board of Trustees.

In connection with the audits of the two fiscal years ended December 31, 2004, and the subsequent interim period through June 30, 2005, there were:
(1) no disagreements, with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events.

The audit reports of KPMG LLP on the financial statements and financial highlights of the Funds as of and for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

A copy of your letter will be filed with the Securities and Exchange Commission along with this letter as an exhibit to the Funds next
Form N-SAR (in accordance with Sub-Item 77K of Form N-SAR).

Sincerely,


Peter H. Duffy
Treasurer
The Traveler Series Trust
Capital Appreciation Fund
High Yield Bond Trust
Managed Assets Trust
Money Market Portfolio


March 8, 2006


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sirs:

We were previously principal accountants for The Traveler Series Trust, Capital Appreciation Fund, High Yield Bond Trust, Managed Assets Trust and Money Market Portfolio (the "Funds") and, under the date of February 18, 2005, we reported on the financial statements and financial highlights of the Funds as of December 31, 2004 and for the years covered by our report. On June 30, 2005 we resigned. We have read the Funds' statements included under Sub-Item 77K of their Form N-SAR dated
March 8, 2006, and we agree with such statements.


Very truly yours,


/S/ KPMG LLP